Issuer Free Writing Prospectus, dated June 2, 2006

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus Supplement, dated June 1, 2006

Registration Statement No. 333-133062

Harrah’s Operating Company, Inc.

$750,000,000
10-year Fixed-Rate Senior Notes due June 2016

Issuer:	Harrah’s Operating Company, Inc.
Ratings:	Baa3/BBB- (stable / stable)
Securities:	Senior unsecured
Format:	SEC-Registered
Principal Amount:	$750,000,000
Settlement Date:	June 9, 2006 (T+5)
Maturity Date:	June 1, 2016
Treasury Benchmark:	10-year US Treasury Note (5.125% due 5/16)
Treasury Yield:	4.990% (Price of 101-01+)
Reoffer Spread:	T10+ 163
Reoffer Yield:	6.620%
Coupon Rate:	6.500% per annum (payable semi-annually)
Reoffer Price:	99.136%
Gross Fees:	0.45%
All-in Price:	98.686%
Net Proceeds:	$740,145,000
Interest Payment Dates:	June 1 and December 1, beginning December 1, 2006
Optional Redemption:	Make-Whole at T+25 bps
Denominations:	$1,000 x $1,000
CUSIP:	413627AX8
ISIN:	US413627AX82
Joint Bookrunners:	Deutsche Bank Securities Inc. (billing and delivering agent) J.P. Morgan Securities Inc.
Co-Managers:

Wells Fargo Securities, LLC
Banc of America Securities LLC
Greenwich Capital Markets, Inc.
Commerzbank Capital Markets Corp.
Citigroup Global Markets Inc.
Daiwa Securities America Inc.
Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Barclays Capital Inc.
Piper Jaffray & Co.
Wachovia Capital Markets, LLC
Lazard Capital Markets LLC
HVB Capital Markets, Inc.
SunTrust Capital Markets, Inc.
Goldman, Sachs & Co.
Bear, Stearns & Co. Inc.
Morgan Stanley & Co. Incorporated
Samuel A. Ramirez & Co., Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.